  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1999
                                              REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                DEERE & COMPANY
             (Exact name of Registrant as specified in its charter)
                           --------------------------

         DELAWARE                    36-2382580
      (State or other             (I.R.S. employer
      jurisdiction of          identification number)
     incorporation or
       organization)

                              ONE JOHN DEERE PLACE
                          MOLINE, ILLINOIS 61265-8098
                                  309/765-8000

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               FRANK S. COTTRELL
                                DEERE & COMPANY
                              ONE JOHN DEERE PLACE
                          MOLINE, ILLINOIS 61265-8098
                                  309/765-4675

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                JONATHAN JEWETT                                HOWARD G. GODWIN, JR.
              SHEARMAN & STERLING                                 BROWN & WOOD LLP
              599 LEXINGTON AVENUE                             ONE WORLD TRADE CENTER
            NEW YORK, NEW YORK 10022                          NEW YORK, NEW YORK 10048

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.
                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the registration statement number of the earlier effective regisration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                     AMOUNT TO          OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED          PER UNIT*        OFFERING PRICE*     REGISTRATION FEE
Debt securities and Warrants to purchase debt
 securities......................................    $1,000,000,000**           100%           $1,000,000,000         $278,000

*   Estimated for the purpose of computing the registration fee.

** Or, in the event of the issuance of original issue discount securities, such higher principal amount as may be sold for an initial public offering price of up to $1,000,000,000.
                         ------------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO REGISTRATION STATEMENT NO. 33-54165 PREVIOUSLY FILED BY THE REGISTRANT ON FORM S-3 AND DECLARED EFFECTIVE ON JULY 11, 1994. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-54165, AND SUCH POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1999

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE NOTES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE NOTES NOR AN OFFER TO BUY THESE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1999)

                              U.S. $1,450,000,000
                                DEERE & COMPANY
                          MEDIUM-TERM NOTES, SERIES C
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

                              -------------------

TERMS: We plan to offer and sell the Notes with various terms, including the following:

- Ranking as our senior or subordinated indebtedness

- Stated maturities of 9 months to 30 years from date of issue

- Redemption and/or repayment provisions, whether mandatory, at our option, at the option of the holders or none at all

- Payments in U.S. dollars or one or more foreign currencies

- Minimum denominations of $1,000 or other specified denominations for foreign currencies

- Book-entry (through The Depository Trust Company) or certificated form

- Interest payments on fixed rate Notes on each March 15 and September 15

- Interest payments on floating rate Notes on a monthly, quarterly, seminannual or annual basis

- Interest at fixed or floating rates, or no interest at all. We may base the floating interest rate on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

        - CD rate

        - CMT rate

        - Commercial paper rate

        - Eleventh district cost of funds rate

        - Federal funds rate

        - LIBOR

        - Prime rate

        - Treasury rate

        - Such other interest basis or interest rate formula as we may specify in the applicable pricing supplement

    We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We may sell the Notes to the Agents as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on our behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the Notes will be 100% of the principal amount. If we sell all of the Notes, we expect to receive proceeds of between $1,440,212,500 and $1,448,187,500, after paying the Agents' discounts and commissions of between $1,812,500 and $9,787,500 and before deducting expenses payable by us. We may also sell the Notes without the assistance of the Agents (whether acting as principal or as agent).

                              -------------------

MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.
                                  ------------

          The date of this prospectus supplement is            , 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                             PAGE
                                                                            -------
Risk Factors..............................................................      S-3
About this Prospectus Supplement and the Pricing Supplements..............      S-5
Description of Notes......................................................      S-5
Special Provisions Relating to Foreign Currency Notes.....................     S-18
United States Taxation....................................................     S-21
Plan of Distribution......................................................     S-29

                                   PROSPECTUS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information.......................................     2
The Company...............................................................     3
Use of Proceeds...........................................................     4
Prospectus................................................................     4
Prospectus Supplements....................................................     4
Description of Debt Securities............................................     4
Description of Debt Warrants..............................................    19
Plan of Distribution......................................................    20
Legal Opinions............................................................    21
Experts...................................................................    21

                            ------------------------

    You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since such date.

                                  RISK FACTORS

    Your investment in the Notes is subject to certain risks, especially if the Notes involve in some way a foreign currency. This prospectus supplement does not describe all of the risks of an investment in the Notes, whether arising because the Notes are denominated in a currency other than U.S. dollars or because the return on the Notes is linked to one or more interest rate or currency indices or formulas. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. The Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine amounts payable. If you are a non-U.S. resident, you should consult your own legal and financial advisors with regard to such matters. Before investing in the Notes, you should consider carefully, among other factors, the matters described below.

EXCHANGE RATES AND EXCHANGE CONTROLS

    If you invest in foreign currency Notes and currency indexed Notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indexes. Such risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency Notes or currency indexed Notes, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. We may further describe the currency risks with respect to your foreign currency Notes or currency indexed Notes in the applicable pricing supplement.

    Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank, or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing foreign currency Notes or currency indexed Notes for U.S. dollar-based investors is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with currency valuation that was previously freely determined, fluctuations in response to other market forces and the movement of currencies across borders. We will make no adjustment or change in the terms of the foreign currency Notes or currency indexed Notes if exchange rates become fixed, or if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or other developments, affecting the U.S. dollar or any applicable currency occur.

    The paying agent will make all calculations relating to your foreign currency Notes or currency indexed Notes. All such determinations will, in the absence of clear error, be binding on holders of the Notes.

    On January 1, 1999, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain (the "Participating States") commenced a new stage of economic and monetary union and introduced a single currency (the "euro"), which is legal tender in the Participating States in substitution for the national currencies of those countries. Bills and coins denominated in euro will be circulated for the first time on January 1, 2002 and for a three-year transitional period until December 31, 2001, the current currencies of the Participating States remain legal tender in those countries as a subdivision of the euro. The conversion rate between the current currencies of each Participating State and the euro have been fixed irrevocably by the Council of the European Union on January 1, 1999. The Council of the European Union has adopted regulations providing specific rules for the introduction of the euro.

    For Notes with a specified currency other than U.S. dollars we will include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

FOREIGN CURRENCY JUDGMENTS

    The Indentures and the Notes, except to the extent that we specify otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of Notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether in granting such judgment, the rate of conversion would be determined with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of foreign currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of this judgment is calculated and the time U.S. dollars were paid to the holders.

RISKS ASSOCIATED WITH INDEXED NOTES

    If you invest in indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a Note may result in lower (or no) interest compared to a conventional fixed rate debt security issued at the same time. Indexation of the principal of and/or premium on a Note may result in the payment of a lower amount of principal and/or premium (or no principal and/or premium) compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which we have no control. Additionally, if the formula that we specify to determine the amount of principal, premium and/or interest payable with respect to indexed Notes contains a multiple or leverage factor, that feature will magnify the effect of any change in the index. You should not view the historical experience of an index as an indication of its future performance.

CREDIT RATINGS

    The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in our credit ratings generally will affect the market value of the Notes.

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

    We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our Notes from time to time.

    This prospectus supplement provides you with certain terms of the Notes and supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

    Each time we issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the Notes offered. The pricing supplement also may add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms for Notes means that there will be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes differ from the terms that we describe in this prospectus supplement. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                              DESCRIPTION OF NOTES

    The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the Indentures under which the Notes will be issued, which are exhibits to our shelf registration statement (File No. 333- ). The following description of the Notes offered supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the Debt Securities that is found under the heading "Description of Debt Securities" in the prospectus that is attached. The following descriptions will apply to each Note unless otherwise specified in the pricing supplement.

GENERAL

    We will offer the Notes on a continuous basis as Senior Notes or Subordinated Notes.

    The Notes are our direct, unsecured obligations. The total initial public offering price of the Notes that we may offer using this prospectus supplement, together with any debt warrants, is $1,450,000,000 or its equivalent in one or more foreign currencies or composite currencies.

    Senior Notes are "Senior Securities", as described in the attached prospectus, and rank equally with all of our unsecured senior debt. Subordinated Notes are "Subordinated Securities", as described in the attached prospectus, and are junior in right of payment to all Senior Indebtedness.

    The Senior Notes offered by this prospectus supplement will form a part of the Medium-Term Notes, Series C, Due from 9 Months to 30 Years from Date of Issue issued under the Senior Indenture. At January 31, 1999, our total consolidated Senior Indebtedness and Subordinated Indebtedness was $8.997 billion and $150.3 million, respectively. Included in such amounts are senior and subordinated indebtedness of John Deere Capital Corporation, our wholly-owned subsidiary, totaling $5.602 billion and $150 million, respectively. At the date of this Prospectus Supplement, we have issued $50 million Medium-Term Notes, Series C, under the Senior Indenture.

    The Subordinated Notes that we offer by this prospectus supplement will form a part of the Medium-Term Notes, Series C, issued under the Subordinated Indenture. At the date of this prospectus supplement, we have not issued any Medium-Term Notes, Series C, under the Subordinated Indenture.

    The Indentures do not limit the amount of our Notes or other debt obligations that may be issued thereunder.

    The Notes are not subject to any sinking fund.

    The defeasance and covenant defeasance provisions of the Indentures described under "Description of Debt Securities -- Provisions Applicable to Both the Senior and Subordinated Indentures -- Defeasance" in the attached prospectus will apply to the Notes.

    Unless we specify otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars and we will make all payments on the Notes in U.S. dollars. For further information regarding Foreign Currency Notes, see "Risk Factors" and "Special Provisions Relating To Foreign Currency Notes".

    You must pay the purchase price of the Notes in immediately available funds.

    As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined) of the country issuing the specified currency (or, if the specified currency is the euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Notes as to which LIBOR is an applicable interest rate basis, such day is also a London Business Day.

    "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

    "Principal Financial Center" means (1) the capital city of the country issuing the specified currency or (2) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except, in the case of (1) or (2) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the designated LIBOR Currency), Johannesburg and Zurich, respectively.

    The authorized denominations of Notes denominated in U.S. dollars will be integral multiples of $1,000. We will designate the authorized denominations of Foreign Currency Notes in the applicable pricing supplement.

BOOK-ENTRY DEBT SECURITIES

    Except under certain circumstances, we will issue the Notes in book-entry form only. This means that we will not issue actual Notes or certificates to you. Instead, we will issue a Global Security representing Notes with similar terms and such Global Security will be held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of Book-Entry Debt Securities, see "Description of Debt Securities--Book-Entry Debt Securities" in the prospectus.

    Payments of principal of, premium if any, and interest on the Notes represented by a Global Security will be made in same-day funds to DTC in accordance with arrangements then in effect between the applicable Trustee and DTC.

INTEREST AND INTEREST RATES

    GENERAL

    Each Note will begin to accrue interest from the date it is originally issued. In the related pricing supplement, we will designate each Note as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, we will also describe in the related pricing supplement the method for calculating and paying principal and interest. For a Floating Rate Note or Indexed Note we may also specify a maximum and a minimum interest rate in the related pricing supplement.

    We may issue a Note as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

    Interest rates on the Notes that we offer may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. We may offer Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, concurrently to different investors. We may, from time to time, change the interest rates or formulas and other terms of Notes, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

    FIXED RATE NOTES

    In the pricing supplement for Fixed Rate Notes we will specify a fixed interest rate payable semi-annually in arrears on each March 15 and September 15 (each an "Interest Payment Date") and the Regular Record Date for Fixed Rate Notes will be March 1 and September 1, respectively. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the maturity date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, we will pay principal, premium, if any, and interest for that Note on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.

    ORIGINAL ISSUE DISCOUNT NOTES

    We may issue original issue discount Notes (including zero coupon Notes) ("OID Notes"), which are Notes issued at a discount from the principal amount payable at the maturity date. An OID Note may not have any periodic interest payments. For OID Notes, interest normally accrues during the life of the Note and is paid at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under "--Optional Redemption, Repayment and Repurchase". Normally this amount is less than the amount payable at the maturity date.

    AMORTIZING NOTES

    We may issue amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each Note ("Amortizing Notes"). We apply payments on Amortizing Notes first to interest due and then to reduce the unpaid principal amount. We will include a table setting forth repayment information in the related pricing supplement for an Amortizing Note.

    FLOATING RATE NOTES

    Each Floating Rate Note will have an interest rate basis or formula. We may base that formula on:

    - the CD Rate;

    - the CMT Rate;

    - the Commercial Paper Rate;

    - the Eleventh District Cost of Funds Rate;

    - the Federal Funds Rate;

    - LIBOR;

    - the Prime Rate;

    - the Treasury Rate; or

    - another negotiated interest rate basis or formula.

    In the pricing supplement we also will indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

    We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the pricing supplement, the paying agent will be the calculation agent for each Note. In most cases, a Floating Rate Note will have a specified "Interest Reset Date", "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on the Note is subject to change. An Interest Determination Date is the date as of which the new interest rate is determined for a particular Interest Reset Date, based on the applicable interest rate basis or formula as of that Interest Determination Date. The Calculation Date is the date by which the calculation agent will determine the new interest rate that became effective on a particular Interest Reset Date based on the applicable interest rate basis or formula on the Interest Determination Date.

    CHANGE OF INTEREST RATE. We may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis that we specify. The Interest Reset Date will be:

    - for Notes with interest that resets daily, each Business Day;

    - for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

    - for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

    - for Notes with interest that resets monthly, the third Wednesday of each month;

    - for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

    - for Notes with interest that resets semi-annually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement; and

    - for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

    The related pricing supplement will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, in which case, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

    DATE INTEREST RATE IS DETERMINED. The Interest Determination Date for all Floating Rate Notes (except LIBOR Notes, Treasury Rate Notes and Eleventh District Cost of Funds Rate Notes) will be the second Business Day before the Interest Reset Date. The Interest Determination Date in the case of LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date.

    The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the same Index Maturity are normally auctioned.

Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

    The Interest Determination Date for an Eleventh District Cost of Funds Rate
Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the index.

    CALCULATION DATE. Unless we specify a different date in a pricing supplement, the "Calculation Date," if applicable, relating to an Interest Determination Date will be the earlier of

    (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or

    (2) the Business Day immediately preceding the relevant Interest Payment Date or the maturity date, as the case may be.

    Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

    PAYMENT OF INTEREST. We will pay installments of interest on Floating Rate Notes as follows:

    - for Notes with interest payable monthly, on the third Wednesday of each month;

    - for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

    - for Notes with interest payable semi-annually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

    - for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement (each of the above an "Interest Payment Date"); and

    - at maturity, redemption or repurchase.

    Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the maturity date, as the case may be.

    We will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. Unless we otherwise specify in the applicable pricing supplement, the Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) next preceding the Interest Payment Date. If an Interest Payment Date (but not the maturity date) is not a Business Day (except for LIBOR Notes), we will postpone payment until the next Business Day. In the case of LIBOR Notes, such Interest Payment Date will be the preceding Business Day if the next Business Day is in the next calendar month. If the maturity date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the maturity date.

    We will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by
(1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

    CALCULATION OF INTEREST. In this Section, we explain how we will calculate the interest rate basis on different types of Floating Rate Notes.

    CD RATE NOTES. The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading "CDs (secondary market)". The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulae will be calculated.

    The calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)".

    - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity described in the pricing supplement. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

    "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication.

    COMMERCIAL PAPER RATE NOTES. The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper -- Nonfinancial".

    The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper -- Nonfinancial".

    - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                    D X 360
Money Market Yield           =  --------------       X         100
                                 360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

    LIBOR NOTES. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

    - If the pricing supplement specifies "LIBOR Telerate", LIBOR on any Interest Determination Date will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

    - If the pricing supplement specifies "LIBOR Reuters", LIBOR on any Interest Determination Date will be the average of the offered rates for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

    - If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters," the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

    - LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

    - If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the calculation agent at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans to leading Europeans banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

    - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that Interest Determination Date.

    "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

    "Designated LIBOR Page" means:

    - if the pricing supplement specifies "LIBOR Reuters", the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

    - if the pricing supplement specifies "LIBOR Telerate" or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method of calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service, "Telerate") on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

    FEDERAL FUNDS RATE NOTES. The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) ("Telerate Page 120").

    The calculation agent will follow the following procedures if the Federal Funds Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

    - If that rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds quoted by three leading brokers of Federal Funds transactions in New York City as of 9:00 A.M., New York City time, on that Interest Determination Date. The calculation agent will select the three brokers referred to above.

    - If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on that Interest Determination Date.

    PRIME RATE NOTES. The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

    The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

    - If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

    - If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then on the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent.

    - If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

    TREASURY RATE NOTES. The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57") by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date.

    The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

    - If the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities Treasury Bills/Auction High."

    - If the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

    - If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government securities/Treasury bills/Secondary market" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

    - If such rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers (which may include the Agents or their affiliates) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related pricing supplement. The calculation agent will select the three dealers referred to above.

    - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

    "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                       D X N
Bond Equivalent Yield          =  --------------       X         100
                                   360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

    CMT RATE NOTES. The "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the caption " ... Treasury Constant Maturities ... Federal Reserve Board Release
H.15 ... Mondays Approximately 3:45 P.M.," under the column for the Index Maturity described in the related pricing supplement for:

    (1) if the Designated CMT Telerate Page is 7051, the rate on such Interest Determination Date; or

    (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average for the week, or the month, specified in the related pricing supplement, ended immediately preceding the week or month in which the related Interest Determination Date occurs.

    The calculation agent will follow the following procedures if the CMT Rate cannot be determined as described above:

    - If the rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Designated CMT Maturity Index, as published in H.15(519).

    - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Designated CMT Maturity Index for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market closing offered rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City. The calculation agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of overlap, one of the highest quotations) and the lowest quotation (or, in the event of overlap, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

    - If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If two Treasury Notes with an original maturity have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

    - If three or four (but not five) Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

    - If fewer than three Reference Dealers selected by the calculation agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.

    "Designated CMT Telerate Page" means the display on Telerate, on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, 2 years.

    ELEVENTH DISTRICT COST OF FUNDS RATE NOTES. The "Eleventh District Cost of Funds Rate" for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the month preceding the Interest Determination Date as displayed on the Telerate Page 7058 by 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption "11th District."

    The calculation agent will use the following procedures if the Eleventh District Cost of Funds Rate cannot be determined as described above:

    - If the rate is not displayed on the relevant page by 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, for the month immediately preceding the Interest Determination Date.

    - If no announcement was made relating to the month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

INDEXED NOTES

    We may issue Notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. We will specify the formulae for computing interest or principal payments for these types of Notes, which we call "Indexed Notes", by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that we may use include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese Yen, or the price in a particular market of a barrel of West Texas intermediate crude oil.

    If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the pricing supplement, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

RENEWABLE NOTES

    We may issue Renewable Notes ("Renewable Notes") which are Notes that will automatically renew at their maturity date unless the holder of the Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

    The holder of the Renewable Note must give notice of termination at least 15 but not more than 30 days prior to the Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of their Renewable Notes only if the terms of the Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable
Note is not revocable and will be binding on the holder of the Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

    If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Renewable Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

EXTENDIBLE NOTES

    We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement (but not to exceed 30 years from the date of issue).

    We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice ("Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of such Note will be extended automatically as set forth in the Extension Notice.

    However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Extendible Note. The notice will be irrevocable.

    If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

    (1) the Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

    (2) a facsimile transmission, telex or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; PROVIDED, HOWEVER, that the facsimile transmission, telex or letter will only be effective if the applicable Trustee or paying agent receives the Note and form duly completed by that fifth Business Day. A holder of an Extendible Note may exercise this option for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

    If a Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

WARRANTS AND UNITS

    We may issue Notes paired with Warrants. In that case, the related prospectus supplement will include a description of those Warrants.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

    We will indicate in the pricing supplement for a Note whether we will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur. If we are allowed to redeem a Note, we may exercise the option by notifying the applicable Trustee at least 45 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the Holders. If we partially redeem a Note, we will issue a new Note or Notes for the unredeemed portion.

    The pricing supplement relating to a Note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which, repayment may occur.

    For a Note to be repaid at your option, the paying agent must receive at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect

Repayment" on the reverse of the Note duly completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States describing the particulars of the repayment, including a guarantee that the Note and the form entitled "Option to Elect Repayment" will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be cancelled, and we will issue a new Note or Notes for the remaining amount.

    DTC or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold a Note interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

    If a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (i) the issue price plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

    We may at any time purchase Notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any Notes that we purchase.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless we indicate otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars, we will make principal and interest payments on the Notes in U.S. dollars and you must pay the purchase price of the Notes in immediately available funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency or basket of currencies other than U.S. dollars (a "specified currency"), the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus supplement.

    A pricing supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. Any information we furnish you concerning exchange rates is furnished as a matter of information only and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCIES

    We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless we indicate otherwise in the applicable pricing supplement, you are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent who presents such offer to purchase Foreign Currency Notes to us, such Agent may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Agent or Agents on such terms and subject to such conditions, limitations and charges as the Agent may from time to time establish in accordance with their regular foreign exchange practices. If you purchase Foreign Currency Notes you will pay all costs of exchange.

    The applicable pricing supplement will set forth information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, and, in the case of a basket of currencies, will include a description of such basket and a description of provisions for payment in the event such currency basket is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

    We will pay the principal of and interest on Foreign Currency Notes in the specified currency. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, if you are a holder of Foreign Currency Notes you will be paid in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement provides otherwise.

    If you hold a Foreign Currency Note we will base any U.S. dollar amount that you are owed on the highest bid quotation in The City of New York received by our agent specified in the applicable pricing supplement (the "Exchange Rate Agent") at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available, we will make payments in the specified currency. All currency exchange costs will be borne by the holders of the Foreign Currency Note by deductions from such payments.

    Unless we indicate otherwise in the applicable pricing supplement, as a holder of Foreign Currency Notes you may elect to receive payment of the principal of and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the Regular Record Date or at least fifteen calendar days prior to Maturity, as the case may be. You may make this request in writing (mailed or hand delivered) or sent by facsimile transmission. As a holder of a Foreign Currency Note you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least fifteen calendar days prior to the maturity date, as the case may be. If your Foreign Currency Notes are held in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the specified currency.

    If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and will be entitled to all payments on the Note. Although DTC can hold Notes denominated in foreign currencies, all payments to DTC will be made in U.S. dollars. Accordingly, a beneficial owner of the related Global Security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity, as the case may be, of such beneficial owner's election. The Participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity, as the case may be, and DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity, as the case may be. If the Participant receives complete instructions from the beneficial owner and such instructions are forwarded by the Participant to DTC, and by DTC to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See "Description of Debt Securities--Book-Entry Debt Securities."

    We will pay principal and interest on Foreign Currency Notes to be paid in U.S. dollars in the manner specified in the accompanying prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of the Notes--General". We will pay interest on Foreign Currency Notes in the specified currency by check mailed on the relevant Interest Payment Date to the persons entitled thereto to the address of such holders as they appear in the Security Register or, at our option by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds upon surrender of such Notes at the corporate trust office of the applicable Trustee in The City of New York, or, at our option, by wire transfer to such bank account.

PAYMENT CURRENCY

    If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Indenture with respect to the Notes.

    All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

    AS INDICATED ABOVE, IF YOU INVEST IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES YOUR INVESTMENT WILL BE SUBJECT TO SUBSTANTIAL RISKS, THE EXTENT AND NATURE OF WHICH CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT THAT YOU MAKE IN A SECURITY, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

                             UNITED STATES TAXATION

    In the opinion of Shearman & Sterling, our special tax counsel, the following summary accurately describes the material United States federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the federal income tax consequences that may be applicable to a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments or United States persons (as defined below) whose functional currency is other than the U.S. dollar. It also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset. The federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Floating Rate/Fixed Rate Notes, Indexed Notes, Renewable Notes and exchangeable or convertible Debt Securities will be set out in the applicable pricing supplement. Persons considering the purchase of Notes and making any election under the Code or the Treasury Regulations with respect to such Notes should consult their own tax advisors concerning the application of the United States federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, subject to the limitations stated below.

    "Single Foreign Currency Note" shall mean a Note on which all payments a holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency. "Foreign Currency" shall mean a currency or currency unit, other than a hyperinflationary currency or the U.S. dollar.

UNITED STATES PERSONS

    For purposes of the following discussion, "United States person" means an individual who is a citizen or resident of the United States, an estate subject to United States federal income taxation without regard to the source of its income, a corporation, partnership or other business entity created or organized in or under the laws of the United States or any state or the District of Columbia, or a trust if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and (B) one or more United States persons have the authority to control all substantial decisions of the trust. The following discussion pertains only to a holder of a Note who is a beneficial owner of such Note and who is a United States person.

    PAYMENTS OF INTEREST ON NOTES THAT ARE NOT DISCOUNT NOTES

    Except as discussed below under "Discount Notes" and "Short-Term Notes", payments of interest on a Note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting. If the payment is denominated in or determined with reference to a single Foreign Currency, the amount required to be included in income by a cash basis holder will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

    Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Single Foreign Currency Note who uses the accrual method of accounting or is otherwise required to accrue interest income prior to receipt will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment, such holder will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service (the "Service").

    A holder may elect (a "Spot Rate Convention Election") to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five business days of the last day of the accrual period, an electing holder may instead translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the Service.

    For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two business days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Service has the authority to determine the spot rate.

    PURCHASE, SALE, EXCHANGE OR RETIREMENT OF NOTES

    A holder's tax basis in a Note generally will be the U.S. dollar cost of the Note to such holder (which in the case of a Note purchased with Foreign Currency will be determined by translating the purchase price at the spot rate on the date of purchase), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder's gross income (as described below), and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

    Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value at the spot rate on the date of the sale, exchange or retirement of the amount realized in Foreign Currency), except to the extent such amount is attributable to accrued interest, and the holder's tax basis in the Note. Except with respect to (i) gains or losses attributable to changes in exchange rates (as described in the next paragraph), (ii) gain attributable to market discount (as described below) and
(iii) gain on the disposition of a Short-Term Note (as described below), gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

    Gain or loss recognized by a holder on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Service. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

    EXCHANGE OF FOREIGN CURRENCY

    A holder's tax basis in Foreign Currency purchased by the holder generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. A holder's tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between (i) the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property received by the holder in the sale, exchange or other disposition, and (ii) the holder's tax basis in the Foreign Currency.

    Accordingly, a holder that purchases a Note with Foreign Currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Service.

    SUBSEQUENT INTEREST PERIODS AND EXTENSION OF MATURITY

    If so specified in the pricing supplement relating to a Note, we may have the option (a) to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread, the Spread Multiplier or other formula by which the interest rate basis is adjusted, in the case of a Floating Rate Note, and/or (b) to extend the Maturity of such Note. See "Description of Notes -- Interest and Interest Rates" and "Description of Notes -- Extendible Notes". The treatment of a holder of Notes with respect to which such an option has been exercised who does not elect to have us repay such Notes will depend on the terms established for such Notes by us pursuant to the exercise of such option (the "revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

    DISCOUNT NOTES

    The following summary is a general description of U.S. federal income tax consequences to holders of Notes issued with original issue discount ("Discount Notes") and is based on the provisions of the Code as in effect on the date hereof and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

    For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a DE MINIMIS amount (generally 1/4 of 1% of the Discount Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a Discount
Note is the sum of all payments provided by the Discount Note other than payments of "qualified stated interest". Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of a Discount Note will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of such holder's method of accounting for tax purposes. Special rules for Variable Rate Notes (as defined below under "Variable Rate Notes") are described below under "Variable Rate Notes".

    The amount of original issue discount includible in taxable income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess (if any) of (a) the product of a Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over (b) the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable for all prior accrual periods reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a Discount Note generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

    Original issue discount on a Discount Note that is also a Single Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "Payments of Interest on Notes that are not Discount Notes". Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of a Discount Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder's basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as payments of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

    If a holder's tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

    If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the "bond premium" rules discussed below. See "Amortizable Bond Premium". If a holder has a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See "Market Discount".

    Under the OID Regulations, a holder of a Note may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes issued with amortizable bond premium or market discount. Once made with respect to a Note, the election cannot be revoked without the consent of the Service. A holder considering an election under these rules should consult a tax advisor.

    MARKET DISCOUNT

    If a holder purchases a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition in a taxable transaction.

    Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply.

    With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

    AMORTIZABLE BOND PREMIUM

    Generally, if a holder's tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from his acquisition date to the Note's maturity date. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to Single Foreign Currency Notes.

    VARIABLE RATE NOTES

    A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

    A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

    A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percent of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

    An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

    If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

    In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

    If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note),
(ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

    If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

    SHORT-TERM NOTES

    In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required and does not elect to accrue original issue discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

    In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. See "Payments of Interest on Notes that are not Discount Notes".

    The market discount rules will not apply to a Short-Term Note having market discount.

NON-UNITED STATES PERSONS

    Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest (including original issue discount) by us or our agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a United States person will not be subject to United States federal withholding tax provided, in the case of premium, if any, and interest (including original issue discount) that (i) such holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote, (ii) such holder is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8 or Form W-8BEN) or
(B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner. Recently finalized Treasury Regulations provide alternative methods for satisfying the certification requirement described in clause (iii)(A) and (B) above. These Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. These Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (iii)(A) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

    If a holder of a Note who is not a United States person cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (A) IRS Form 1001 or Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty or (B) IRS Form 4224 or Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the recently finalized Treasury regulations, Holders who are not United States persons will generally be required to provide the appropriate IRS Form W-8 in lieu of the IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a holder of a Note who is not a United States person is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax as discussed in the preceding paragraph (by reason of the delivery of a properly completed IRS Form 4224 or Form W-8ECI), will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

    Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a United States person will not be subject to United States federal income or withholding taxes unless (i) such gain is effectively connected with a United States trade or business of the holder, or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

    Notes held by an individual who at the time of death is neither a citizen nor a resident of the United States for United States tax purposes will not be subject to United States federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    The "backup" withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or our agent (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Persons" or has otherwise established an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied). Recently finalized Treasury Regulations would modify the application of the information reporting requirements and backup withholding tax to holders who are not United States persons for payments made after December 31, 1999. Among other things, these regulations may require such holders to furnish new certifications of their non-U.S. status.

    Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability provided required information is furnished to the Service.

    WE HAVE INCLUDED THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE FOR YOUR GENERAL INFORMATION ONLY AND IT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    We are offering the Notes on a continuous basis through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the "Agents"). The Agents have agreed to use their best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The Agents also have the right, using their reasonable discretion, to reject any proposed purchase of the Notes in whole or in part. We will pay an Agent a commission ranging from .125% to .675% of the principal amount of Notes with a stated maturity of 1 year to 30 years. The exact commission paid will be determined by the stated maturity of the Notes sold. The following table describes the potential proceeds we will receive but does not include expenses payable by us in connection with the offering and sale of the Notes which we estimate to be $818,000:

                 PRICE TO PUBLIC   AGENTS' COMMISSIONS AND DISCOUNTS            PROCEEDS TO THE COMPANY
                 ----------------  ----------------------------------  ------------------------------------------
Per Note.......        100%                  .125% to .675%                        99.325% to 99.875%
Total..........   $1,450,000,000        $1,812,500 to $9,787,500            $1,440,212,500 to $1,448,187,500

    We may arrange for Notes to be sold through any Agent or may sell Notes directly to investors. If we sell Notes directly to investors, we will not pay any commissions or discounts. We also may sell Notes to any Agent as principal for the Agent's account at a price agreed upon at the time of sale. Such Notes may be resold by the Agent to investors at a fixed public offering price or at prevailing market prices, or at a related price, that the Agent may determine. Unless we specify otherwise in the pricing supplement, if we sell a Note to an Agent as principal, the Agent will purchase such Note at a price equal to 100% of the principal amount minus a discount equal to the commission that we would pay on an agency sale of a Note of identical maturity.

    Agents may sell Notes purchased from us as principal to other dealers for resale, to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the Notes, the public offering price, the concession and the discount may be changed.

    The Notes will not have an established trading market when issued. Also, the Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that a secondary market for any Notes will develop or be maintained.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

    Unless we specify otherwise in the applicable pricing supplement, you will be required to pay the purchase price of the Notes in immediately available funds in the specified currency in The City of New York on the date of settlement. See "Description of the Notes--General".

    In connection with an offering of Notes purchased by one or more Agents as principal on a fixed-price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of such Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such Notes. If the Agent or Agents creates or create, as the case may be, a short position in such Notes (i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement), such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

    Neither we nor any of the Agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the Agents make any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Debt Securities having terms substantially similar to the terms of the Notes (but constituting a separate series of Debt Securities for purposes of the applicable Indenture) may be offered outside the United States by us on a continuing basis, concurrently with offerings of the Notes. We may also sell Notes, other Debt Securities or Warrants to Purchase Debt Securities pursuant to another prospectus supplement to the accompanying prospectus. The aggregate initial offering price of Notes that may be offered by this prospectus supplement and the accompanying prospectus will be reduced by any such sales.

    In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and certain of our subsidiaries.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                DEERE & COMPANY

By this prospectus, we offer up to
$1,450,000,000 of--

DEBT SECURITIES
WARRANTS TO PURCHASE DEBT SECURITIES

           --------------------------------------------

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               -----------------------------------------------------------------

                                     [LOGO]

               The date of this prospectus is            , 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Our common stock is also listed on the Chicago and Frankfurt (Germany) Stock Exchanges. Information about us also is available at those locations.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us (1) after the date of the filing of this registration statement and prior to its effectiveness and (2) until our offering of securities has been completed. This prospectus is part of a registration statement filed with the SEC.

    - Annual Report on Form 10-K for the year ended October 31, 1998.

    - Current Reports on Form 8-K dated November 24, 1998 and February 16, 1999.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

    Deere & Company
    One John Deere Place
    Moline, Illinois
    61265-8098
    Attn: Corporate Secretary
    (309) 765-8000

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

                                  THE COMPANY

    We (Deere & Company and its subsidiaries, collectively called "John Deere") manufacture, distribute and finance a full range of agricultural equipment; a broad range of equipment for construction, forestry and public works; and a variety of commercial and consumer equipment. We also provide credit, insurance products and health care for businesses and the general public. We believe that our worldwide sales of agricultural equipment during recent years have been greater than those of any other business in our industry. We also believe that John Deere is an important provider of most of the types of construction equipment that we market, and the leader in some size ranges. We also believe we are the world's largest producer of premium turf care equipment and utility vehicles. John Deere's operations are categorized into six business segments:

    The worldwide AGRICULTURAL EQUIPMENT segment manufactures and distributes a full line of farm equipment--including tractors; combine, cotton, and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated precision farming technology.

    The worldwide CONSTRUCTION EQUIPMENT segment manufactures and distributes a broad range of machines used in construction, earthmoving and forestry--including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; scrapers; motor graders; log skidders; and forestry harvesters. This segment also includes the manufacture and distribution of engines and drivetrain components for the original equipment manufacturer (OEM) market.

    The worldwide COMMERCIAL AND CONSUMER EQUIPMENT segment manufactures and distributes equipment for commercial and residential uses--including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; snowblowers; handheld products such as chain saws, string trimmers and leaf blowers; skid-steer loaders; utility vehicles; and other outdoor power products.

    The products produced by the equipment segments are marketed primarily through independent retail dealer networks and major retail outlets.

    The CREDIT segment, which mainly operates in the United States and Canada, primarily finances sales and leases by John Deere dealers of new and used equipment and sales by non-Deere dealers of recreational products. In addition, it provides wholesale financing to dealers of the foregoing equipment and finances retail revolving charge accounts.

    The INSURANCE segment issues policies in the United States primarily for: general and specialized lines of commercial property and casualty insurance, group accident and health insurance for employees of participating John Deere dealers; and disability insurance for employees of John Deere.

    The HEALTH CARE segment provides health management programs and related administrative services in the United States to John Deere and commercial clients.

    The John Deere enterprise has manufactured agricultural machinery since 1837. The present company was incorporated under the laws of Delaware in 1958. The address of our principal office is One John Deere Place, Moline, Illinois 61265-8098. Its telephone number is (309) 765-8000.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, the net proceeds from the sale of the Securities will be added to our general funds and will be used for working capital and other general corporate purposes. Such proceeds may be applied initially to the reduction of short-term indebtedness.

                                   PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $1,450,000,000 (or the equivalent thereof if any of the Securities are denominated in a currency, currency unit or composite currency ("Currency") other than the U.S. dollar): (1) unsecured debt securities ("Debt Securities") which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") or (2) warrants to purchase Debt Securities ("Debt Warrants"). The terms of the securities will be determined at the time of offering.

    We will refer to the Debt Securities and Debt Warrants, or any combination of those securities, proposed to be sold pursuant to this prospectus and an accompanying prospectus supplement as the "Offered Securities". The Offered Securities, together with any Debt Securities issuable upon exercise of Debt Warrants or conversion or exchange of other Offered Securities, will be referred to as the "Securities."

                             PROSPECTUS SUPPLEMENTS

    Information about the Securities will be disclosed in this prospectus, a prospectus supplement and pricing supplements. The supplements may also add, delete or change information contained in this prospectus. The term "prospectus supplement" as used herein includes pricing supplements relating to the particular Securities. Since the specific terms of the Securities are made at the time of pricing, you should rely on the information in the prospectus supplement and pricing supplement that is inconsistent with the information in this prospectus.

    For more detail on the terms of the securities, you should read the exhibits filed with our registration statement.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued in one or more distinct series by us. This section summarizes terms of the Debt Securities that are common to all series. Most of the financial terms and other specific terms of any series of Debt Securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific Debt Securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that is inconsistent with the information below.

    As required by Federal law for all bonds and notes of companies that are publicly offered, the Debt Securities are governed by a document called an "Indenture". An Indenture is a contract between us and a financial institution acting as Trustee on your behalf. The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, described later on page 9. Second, the Trustee performs certain administrative duties for us.

    The Indentures and associated documents contain the full legal text of the matters described in this section. The form of each Indenture is contained in the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the Indentures.

    Senior Securities will be issued under an Indenture dated as of July 1, 1994, as supplemented from time to time (the "Senior Indenture"), between us and The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank (National Association)), Trustee (the "Senior Trustee"), and Subordinated Securities will be issued under an Indenture dated as of March 15, 1999, as supplemented from time to time (the "Subordinated Indenture"), between us and The Bank of New York, Trustee (the "Subordinated Trustee"). The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will refer to the Senior Indenture and the Subordinated Indenture together as the "Indentures" and each as an "Indenture." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA").

    Because this section is a summary, it does not describe every aspect of the Debt Securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section we use capitalized words to signify terms that have been specifically defined in the Indentures. Some of the definitions are repeated herein, but for the rest you will need to read the Indenture. We also include references in parentheses to certain sections of the Indentures or TIA. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. Unless otherwise noted, the section numbers refer to both Indentures.

PROVISIONS APPLICABLE TO BOTH THE SENIOR AND SUBORDINATED INDENTURES

GENERAL

    The Debt Securities will be unsecured obligations of ours. The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of ours. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described under "--Subordinated Indenture Provisions--Subordination".

    Each Indenture provides that any Debt Securities proposed to be sold pursuant to this prospectus and the attached prospectus supplement ("Offered Debt Securities") and any Debt Securities issuable upon the exercise of Debt Warrants or upon conversion or exchange of other Offered Securities ("Underlying Debt Securities"), as well as our other unsecured debt securities, may be issued under such Indenture in one or more series.

    With respect to the Offered Debt Securities and any Underlying Debt Securities, you should read the prospectus supplement for the following terms:

        (1) The title of such Debt Securities and whether such Debt Securities will be Senior Securities or Subordinated Securities.

        (2) The total principal amount of such Debt Securities and any limit on the total principal amount of Debt Securities of such series.

        (3) If not the principal amount of the Debt Securities, the portion of the principal amount payable upon acceleration of the maturity of the Debt Securities or how such portion will be determined.

        (4) The date or dates, or how such date or dates will be determined or extended, when the principal of such Debt Securities will be payable.

        (5) The interest rate or rates which the Debt Securities will bear, if any, or how such rate or rates will be determined, the interest payment dates, any record dates for such payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

        (6) Any optional redemption provisions.

        (7) Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities.

        (8) The form of such Debt Securities, including whether such Debt Securities are to be issuable in permanent or temporary global form, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and VICE VERSA (if permitted by applicable laws and regulations).

        (9) If other than U.S. dollars, the Currency or Currencies of such Debt Securities.

       (10) Whether the amount of payments of principal, premium or interest, if any, on such Debt Securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined.

       (11) The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of such Debt Securities.

       (12) If other than denominations of $1,000 in the case of Registered Securities and $5,000 in the case of Bearer Securities, the denominations in which the offered Debt Securities will be issued.

       (13) The applicability of the provisions of Article Fourteen of the applicable Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

       (14) Whether and under what circumstances we will pay Additional Amounts, as contemplated by Section 1004 of the applicable Indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option).

       (15) Any provisions granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

       (16) Any changes or additions to the Events of Default or covenants.

       (17) Whether such Debt Securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

       (18) Any other terms of such Debt Securities.

    For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on Debt Securities will include Additional Amounts if required by the terms of such Debt Securities.

    Each Indenture will not limit the amount of Debt Securities that may be issued as authorized from time to time by us. (Section 301) Securities issued under an Indenture, when a single Trustee is acting for all debt securities issued under such Indenture, are the "Indenture Securities". Each Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Indenture Securities. See "Resignation of Trustee" on page 15. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities" means the one or more series of Debt Securities with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee described in this prospectus will extend only to the one or more series of Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would be treated as if issued under separate indentures.

    The Indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

    Reference is made to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of ours that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    We have the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of such series (unless such reopening was restricted when such series was created).

CONVERSION AND EXCHANGE

    If any Debt Securities are convertible into or exchangeable for other Securities, the prospectus supplement will explain terms and conditions of such conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how such period will be determined), if conversion or exchange will be mandatory or at the option of the holder or our option, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the Debt Securities. Such terms may also include provisions under which the number or amount of other Securities to be received by the holders of such Debt Securities upon conversion or exchange would be calculated according to the market price of such other Securities as of a time stated in the prospectus supplement.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

    Debt Securities may be issuable:

    - as Registered Securities

    - as Bearer Securities (unless otherwise stated in the prospectus supplement with interest coupons attached) (Section 201)

    - as both Registered Securities and Bearer Securities

    - in denominations that are even multiples of $1,000 for Registered Securities and even multiples of $5,000 for Bearer Securities. (Section
      302)

    - in global form. See "--Book-Entry Debt Securities".

    You may have your Registered Securities separated into more Registered Securities of smaller denominations or combined into fewer Registered Securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange". If provided in the prospectus supplement, you may exchange your Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) for Registered Securities of the same series as long as the total principal amount is not changed. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant interest payment dates will be surrendered without the coupon relating to such interest payment dates, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

    You may transfer Registered Securities of a series and you may exchange Debt Securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of Holders and transferring Debt Securities. We may change this appointment to another entity or perform the function itself. The entity performing the role of maintaining the list of registered Holders is called the "Registrar". The Registrar also will perform transfers. (Section 305)

    You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Registrar is satisfied with your proof of ownership.

    If we have designated additional transfer agents, they will be named in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If the Securities are redeemable and we redeem less than all of the Securities of a particular series, we may block the transfer or exchange of Securities during the period beginning 15 days before the day we mail the notice of redemption or publish such notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed. (Section 305)

    If the Offered Debt Securities are redeemable, the procedures for redemption will be described in the accompanying prospectus supplement.

PAYMENT AND PAYING AGENTS

    We will pay interest to you, if you are listed in the Trustee's records as the owner of your Debt Security at the close of business on a particular day in advance of each due date for interest on your Debt Security, even if you no longer own the Debt Security, on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Record Date", while persons who are listed in the Trustee's records as the owners of Debt Securities at the close of business on a particular day are referred to as "Holders". (Section 307) Holders buying and selling Debt Securities must work out between them the appropriate purchase price given that we will pay all the interest for an interest period to the Holders on the Record Date. The most common manner is to adjust the sales price of the Debt Securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

    We will deposit interest, principal and any other money due on the Debt Securities with the Paying Agent specified in the prospectus supplement.

IF YOU PLAN TO HAVE A BANK OR BROKERAGE FIRM HOLD YOUR SECURITIES, YOU SHOULD ASK SUCH BANK OR BROKERAGE FIRM FOR INFORMATION ON HOW YOU WILL RECEIVE PAYMENTS. (Section 305)

    If Bearer Securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the Bearer Securities. If Debt Securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such Debt Securities in any city located outside the United States required by such stock exchange. (Section 1002) The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any

Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they mature. (Section 1001) Unless otherwise provided in the prospectus supplement, no payment with respect to any Bearer Security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, premium and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

    We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

EVENTS OF DEFAULT

    You will have special rights if an Event of Default occurs in respect of the Debt Securities of your series and is not cured, as described later in this subsection. (Section 501)

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the Debt Securities of your series means any of the following:

    - We do not pay the principal of or any premium on a Debt Security of such series on its due date.

    - We do not pay interest on a Debt Security of such series within 30 days of its due date.

    - We do not deposit any sinking fund payment in respect of Debt Securities of such series on its due date.

    - We remain in breach of a covenant in respect of Debt Securities of such series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or Holders of 25% of the principal amount of Debt Securities of such series.

    - We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

    - Any other Event of Default in respect of Debt Securities of such series described in the prospectus supplement occurs. (Section 501)

    An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the Holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the Holders. (Section 601)

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the Debt Securities of the affected series may declare the entire principal amount of all the Debt Securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the Holders of at least a majority in principal amount of the Debt Securities of the affected series. (Section 502)

    Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 507 and TIA Section
315) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding Debt Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or Event of Default. (Section 511)

    Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Debt Securities, the following must occur:

    - You must give the Trustee written notice that an Event of Default has occurred and remains uncured.

    - The Holders of 25% in principal amount of all outstanding Debt Securities of the relevant series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action.

    - The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

    - The Holders of a majority in principal amount of the Debt Securities must not have given the Trustee a direction inconsistent with the above notice. (Section 512)

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your Debt Securities on or after the due date. (Section 508)

    Holders of a majority in principal amount of the Debt Securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium, interest or Additional Amounts or (2) in respect of a covenant that cannot be modified or amended without the consent of each Holder. (Section 513)

IF YOUR SECURITIES ARE HELD FOR YOU BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT SUCH BANK OR BROKERAGE FIRM FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

    Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Debt Securities, or else specifying any default. (Section
1005)

MERGER OR CONSOLIDATION

    Under the terms of the Indentures, we are generally permitted to consolidate or merge with another firm. We are also permitted to sell all or substantially all of our assets to another firm (Section 801). However, we may not take any of these actions unless all the following conditions are met:

    - Where we merge out of existence or sell our assets, the other firm must agree to be legally responsible for the Debt Securities. (Section 801)

    - The merger or sale of assets must not cause a default on the Debt Securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described on page 9 under "--What is An Event of Default?" A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 801)

    - Under the Senior Indenture, no merger or sale of assets may be made if as a result any of our property or assets or a Subsidiary's would become subject to any mortgage, lien or other encumbrance unless either (1) such mortgage, lien or other encumbrance could be created pursuant to Section 1006 of such Indenture (see "--Senior Indenture Provisions-- Limitation on Liens" below) without equally and ratably securing the Indenture Securities or (2) such Indenture Securities are secured equally and ratably with or prior to the debt secured by such mortgage, lien or other encumbrance. (Section 801)

    - We must deliver certain certificates and documents to the Trustee. (Section 801)

    - We must satisfy any other requirements specified in the prospectus supplement.

MODIFICATION OR WAIVER

    There are three types of changes we can make to the Indenture and the Debt Securities.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your Debt Securities without your specific approval. (Section 902) Following is a list of those types of changes:

    - change the Stated Maturity of the principal of or interest on a Debt Security;

    - reduce any amounts due on a Debt Security;

    - reduce the amount of principal payable upon acceleration of the Maturity of a Debt Security following a default;

    - adversely affect any right of repayment at the Holder's option;

    - change the place (except as otherwise described in this prospectus) or currency of payment on a Debt Security;

    - impair your right to sue for payment;

    - adversely affect any right to convert or exchange a Debt Security in accordance with its terms;

    - modify the subordination provisions in the Subordinated Indenture in a manner that is adverse to holders of the Subordinated Securities;

    - reduce the percentage of Holders of Debt Securities whose consent is needed to modify or amend the Indenture;

    - reduce the percentage of Holders of Debt Securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

    - modify any other aspect of the provisions of the Indenture dealing with modification and waiver of past defaults (Section 513) or changes to the quorum or voting requirements of Section 1504 or waiver of certain covenants (Section 1008 of the Senior Indenture and Section 1006 of the Subordinated Indenture); and

    - change any obligation of ours to pay Additional Amounts.

    CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the Indenture and the Outstanding Debt Securities is the kind that requires a vote in favor by Holders of Outstanding Debt Securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the Outstanding Debt Securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable Indenture (Section 1008 of the Senior Indenture; Section 1006 of the Subordinated Indenture), or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Outstanding Debt Securities listed in the first category described previously under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

    CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by Holders of Outstanding Debt Securities. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the Outstanding Debt Securities in any material respect. (Section 901)

    FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a Debt
Security:

    - For Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the Debt Securities were accelerated to that date because of a default.

    - For Debt Securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that Debt Security described in the prospectus supplement.

    - For Debt Securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

    Debt Securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt Securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance--Full Defeasance." (Section 101)

    We will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Indenture Securities that are entitled to vote or take other action under the Indentures. If we set a record date for a vote or other action to be taken by Holders of a particular series, that vote or action may be taken only by persons who are Holders of Outstanding Indenture Securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time. (Section 104)

IF YOUR SECURITIES ARE HELD BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT SUCH BANK OR BROKERAGE FIRM FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities issued as Bearer Securities. (Section 1501) A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of that series, upon notice given as provided in the applicable Indenture. (Section 1502) Except for any consent that must be given by the Holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present may be adopted by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; except, that any resolution that the Holders of a specified percentage (which is less than a majority in principal amount of the Outstanding Debt Securities of a series) may adopt or may be adopted at a meeting (or an adjourned meeting duly reconvened) at which a quorum is present by vote of the specified percentage of Holders of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of a series in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series, except that if any action is to be taken at such meeting which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of that series will constitute a quorum. (Section
1504)

    Notwithstanding the above, if any action is to be taken at a meeting of Holders of Debt Securities of a series that the applicable Indenture expressly provides may be taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby or of the Holders of such series and one or more additional series: (1) there will be no minimum quorum requirement for such meeting and (2) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such action will be taken into account in determining whether such action has been made, given or taken under such Indenture. (Section 1504)

DEFEASANCE

    The following discussion of full defeasance and covenant defeasance will be applicable to your series of Debt Securities only if we choose to have them apply to that series. If we do so choose, we will specify the choice in the prospectus supplement. (Section 1401)

    FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Debt Securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

    - We must deposit in trust for your benefit and the benefit of all other direct Holders of the Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Debt Securities on their various due dates.

    - We must deliver to the Trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit at Maturity. (Sections 1403 and 1404) (Under current federal tax law, the deposit and our legal release from the Debt Securities would be treated as though we paid you your share of the cash and notes or bonds at the time such cash and notes or bonds are deposited in trust in exchange for your Debt Securities and you would recognize gain or loss on the Debt Securities at the time of the deposit.)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Debt Securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from the subordination provisions on the Subordinated Debt Securities described later under "Subordination" on page 18.

    COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Indentures. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and debt securities set aside in trust to repay the Debt Securities. You also would be released from the subordination provisions on the Subordinated Securities described under "Subordination" on page 18. In order to achieve covenant defeasance, we must do the following:

    - We must deposit in trust for your benefit and the benefit of all other direct Holders of the Debt Securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Debt Securities on their various due dates.

    - We must deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the Debt Securities any differently than if we did not make the deposit and just repaid the Debt Securities ourselves.

    If we accomplish covenant defeasance, you can still look to us for repayment of the Debt Securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Debt Securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

BOOK-ENTRY DEBT SECURITIES

    Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (each, a "Global Security"). Global Securities will be registered in the name of a financial institution we select, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Security is called the "Depositary". Any person wishing to own a Debt Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

    SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. Our obligation, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of Debt Securities. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

    An investor should be aware that when Debt Securities are issued in the form of Global Securities:

    - The investor cannot get Debt Securities registered in his or her own name.

    - The investor cannot receive physical certificates for his or her interest in the Debt Securities.

    - The investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities.

    - The investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own.

    - The Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way.

    - The Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

    DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors to whom DTC licenses software and hardware, and third party vendors from whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    SPECIAL SITUATIONS WHEN GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred to their own names, so that they will be direct Holders.

    The special situations for termination of a Global Security are:

    - When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named).

    - When an Event of Default on the Debt Securities has occurred and has not been cured. (Defaults are discussed under "Events of Default" on page 9.)

    - When and if we decide to terminate a Global Security.

    The prospectus supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the prospectus supplement. When a Global Security terminates, the Depositary (and not we or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct Holders. Unless otherwise provided in the prospectus supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Section 302

IN THE "ADDITIONAL MECHANICS" SECTION OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT INDIRECT HOLDERS OF DEBT SECURITIES.

RESIGNATION OF TRUSTEE

    Each Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities under one of the Indentures, each such Trustee shall be a Trustee of a trust separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

SENIOR INDENTURE PROVISIONS

    LIMITATION ON LIENS

    We covenant in the Senior Indenture that we will not, nor will we permit any Restricted Subsidiary to, incur, assume or guarantee any debt (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage" or "mortgages") upon any Important Property (as defined below) of ours or any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of such Indenture or thereafter acquired, without effectively securing the Indenture Securities issued under the Senior Indenture equally and ratably with or prior to such Debt. The foregoing restriction will not apply to: (1) mortgages on any property acquired, constructed or improved after the date of such Indenture which are created or assumed within 120 days after such acquisition, construction or improvement to secure or provide for the payment of the purchase price or cost thereof incurred after the date of such Indenture, or existing mortgages on property acquired after the date of such Indenture, provided that such mortgages do not apply to any Important Property already owned by us or a Restricted Subsidiary other than previously unimproved real property; (2) existing mortgages on any property acquired from a corporation merged with or into, or substantially all of the assets of which are acquired by, us or a Restricted Subsidiary; (3) mortgages on property of any corporation existing at the time it becomes a Restricted Subsidiary; (4) mortgages securing Debt owed by a Restricted Subsidiary to us or to another Restricted Subsidiary; (5) mortgages in favor of governmental bodies to secure advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure tax exempt pollution control revenue bonds; (6) sales of receivables that are reflected as secured indebtedness; (7) certain other liens not related to the borrowing of money; (8) extensions, renewals or replacements of the foregoing; (9) mortgages on margin stock owned by us and Restricted Subsidiaries to the extent such margin stock exceeds 25% of the fair market value of Important Property of ours and the Restricted Subsidiaries plus certain stock and indebtedness of the Restricted Subsidiaries; and (10) mortgages on Important Property of, or any shares of stock or indebtedness issued or incurred by, any Restricted Subsidiary organized under the laws of Canada. (Section 1006 of the Senior Indenture)

    The foregoing restrictions do not apply to the incurrence, assumption or guarantee by us or any Restricted Subsidiary of Debt secured by a mortgage that would otherwise be subject to such restrictions up to an aggregate amount which, together with all other Debt secured by mortgages (not including secured Debt permitted under the foregoing exceptions) and the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Lease-back Transactions existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been or will be applied as set forth in clause (3) or (4) under "Limitation on Sale and Lease-back Transactions" below, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (1) above), does not exceed 5% of our Consolidated Net Tangible Assets including our consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders. (Section 1006 of the Senior Indenture)

    The term "Restricted Subsidiary" is defined in the Senior Indenture to mean any subsidiary (1) engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the manufacture of products within the United States or Canada or in the sale of products principally to customers located in the United States or Canada except any corporation which is a retail dealer in which we have, directly or indirectly, an investment under an arrangement providing for the liquidation of such investment; or (2) which we designate as a Restricted Subsidiary. (Section 1006 of the Senior Indenture)

    The term "Important Property" is defined in the Senior Indenture to include:
(1) any manufacturing plant, including its machinery and equipment, used by us or a Restricted Subsidiary primarily for the manufacture of products to be sold by us or such Restricted Subsidiary; (2) our executive office and administrative building in Moline, Illinois; and (3) research and development facilities; except, in each case, property the fair value of which as determined by the Board of Directors does not at the time exceed 1% of our Consolidated Net Tangible Assets including our consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders. (Section 1006 of the Senior Indenture)

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    We covenant in the Senior Indenture that we will not nor will we permit any Restricted Subsidiary to enter into any arrangement with any Person providing for the leasing to us or any Restricted Subsidiary of any Important Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by us or such Restricted Subsidiary to such Person unless the net proceeds are at least equal to the fair value (as determined by the Board of Directors) of such property and either (1) we or such Restricted Subsidiary would be entitled to incur Debt secured by a mortgage on such Important Property without securing the Indenture Securities issued under the Senior Indenture under clause (1) of the first paragraph under "Limitation on Liens" above; (2) the Attributable Debt associated with such property would be an amount permitted under the second paragraph under "Limitation on Liens" above; (3) we apply an amount equal to the fair value of such Important Property to the retirement of Indenture Securities or certain long-term indebtedness of ours or a Restricted Subsidiary, as the case may be; or (4) we enter into a BONA FIDE commitment to expend for the acquisition or improvement of an Important Property an amount at least equal to the fair value of such Important Property. (Section 1007 of the Senior Indenture)

SUBORDINATED INDENTURE PROVISIONS

    SUBORDINATION

    Upon any distribution of our assets in the event of any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness (Sections 1601 and 1602 of the Subordinated Indenture), but our obligation to make payment of principal (and premium, if any) or interest, if any, on Subordinated Securities will not otherwise be affected. (Section 1604 of the Subordinated Indenture) In addition, no payment on account of principal (and premium, if any), sinking fund or interest, if any, may be made on the Subordinated Securities unless full payment of all amounts then due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. (Section 1603 of the Subordinated Indenture) In the event that, notwithstanding the foregoing, any such payment by us is received by the Subordinated Trustee or the holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such distribution of our assets, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. (Section 1602 of the Subordinated Indenture) By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture. (Section 1402 of the Subordinated Indenture)

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of (and premium, if any) and unpaid interest on (1) indebtedness of ours (including indebtedness of others guaranteed by us), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indenture Securities issued under the Subordinated Indenture and the 5 1/2% Convertible Subordinated Debentures due 2001), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Securities and (2) renewals, extensions, modifications and refundings of any such indebtedness. (Section 101 of the Subordinated Indenture)

    If this prospectus is being delivered in connection with the offering of a series of Subordinated Securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

THE TRUSTEES UNDER THE INDENTURES

    The Chase Manhattan Bank and The Bank of New York are two of a number of banks with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit. The Chase Manhattan Bank also serves as trustee under other indentures under which we are the obligor or John Deere Capital Corporation is the obligor. Hans W. Becherer, our Chairman and the Chairman of John Deere Capital Corporation and John R. Stafford, one of our directors, are also directors of The Chase Manhattan Bank and its parent, The Chase Manhattan Bank Corporation. The Bank of New York also serves as trustee under other indentures under which John Deere Capital Corporation is the obligor.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

    Debt Securities denominated or payable in foreign Currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the Currency or Currencies involved and will be more fully described in the applicable prospectus supplement.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue (either together with other Offered Securities or separately) Debt Warrants to purchase Underlying Debt Securities ("Offered Debt Warrants"). Such Debt Warrants will be issued under warrant agreements (each a "Debt Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent (the "Debt Warrant Agent"), as described in the prospectus supplement. A copy of the form of Debt Warrant Agreement has been filed as an exhibit to the registration statement. The following summary of the Debt Warrant Agreement is not complete and is subject to, and are qualified in its entirety by reference to, all the provisions of the Debt Warrant Agreement and the accompanying Debt Warrant certificates, including the definitions therein of certain terms.

GENERAL

    You should read the prospectus supplement for the terms of the Offered Debt Warrants, including the following:

        (1) The title and aggregate number of such Debt Warrants.

        (2) The title, rank, aggregate principal amount and terms of the Underlying Debt Securities purchasable upon exercise of such Debt Warrants.

        (3) The principal amount of Underlying Debt Securities that may be purchased upon exercise of each such Debt Warrant, and the price or the manner of determining the price at which such principal amount may be purchased upon such exercise.

        (4) The time or times at which, or period or periods, in which, such Debt Warrants may be exercised and the expiration date of such Debt Warrants.

        (5) Any optional redemption terms.

        (6) Whether certificates evidencing such Debt Warrants ("Debt Warrant Certificates") will be issued in registered or bearer form, and, if registered, where they may be transferred and exchanged.

        (7) Whether such Debt Warrants are to be issued with any Debt Securities or any other Securities.

        (8) The date, if any, on and after which such Debt Warrants and Underlying Debt Securities will be separately transferable.

        (9) Any other terms of such Debt Warrants.

    If applicable, the prospectus supplement will also set forth information concerning other securities offered thereby and a discussion of federal income tax considerations relevant thereto. Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations.

    No service charge will be made for any permitted transfer or exchange of Debt Warrant Certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt Warrants may be exercised and exchanged and Debt Warrants in registered form may be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement.

EXERCISE OF DEBT WARRANTS

    Each Offered Debt Warrant will entitle the holder thereof to purchase such amount of Underlying Debt Securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to such Offered Debt Warrants. After the close of business on the expiration date, unexercised Debt Warrants will become void.

    Debt Warrants may be exercised by payment to the Debt Warrant Agent of the applicable exercise price and by delivery to the Debt Warrant Agent of the related Debt Warrant Certificate, properly completed. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the Debt Warrant Agent, within five business days thereafter, of the Debt Warrant Certificate or Certificates evidencing such Debt Warrants. Upon receipt of such payment and the properly completed Debt Warrant Certificates at the corporate trust office of the Debt Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, deliver the amount of Underlying Debt Securities purchased upon such exercise. If fewer than all of the Debt Warrants represented by any Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the unexercised Debt Warrants. The holder of a Debt Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of Underlying Debt Securities purchased upon such exercise.

MODIFICATIONS

    There are three types of changes we can make to the Debt Warrant Agreement and the Offered Debt Warrants.

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your Debt Warrants without your specific approval. Those types of changes include modifications and amendments that:

    - accelerate the expiration date,

    - increase the exercise price,

    - reduce the number of outstanding Debt Warrants, the consent of the holders of which is required for any such modification or amendment,

    - otherwise materially and adversely affect the rights of the holders of the Debt Warrants.

    CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the Debt Warrant Agreement and the Offered Debt Warrants is the kind that requires a vote in favor by Holders of Debt Warrants owning a majority of the principal amount of the particular series affected. Most changes fall into this category.

    CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of Debt Warrants. This type of change is limited to clarifications and other changes that would not materially and adversely affect holders of the Debt Warrants.

NO RIGHTS AS HOLDERS OF UNDERLYING DEBT SECURITIES

    Before the warrants are exercised, Holders of Debt Warrants are not entitled to payments of principal of premium, or interest, if any, on the related Underlying Debt Securities or to exercise any other rights whatsoever as holders of the Underlying Debt Securities.

                              PLAN OF DISTRIBUTION

    We may sell the Offered Securities (a) through agents; (b) to or through underwriters; or (c) directly to other purchasers. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

    We (directly or through agents) may sell, and the underwriters may resell, the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Offered Securities, the underwriters or agents may receive compensation from us or from purchasers of the Offered Securities for whom they may act as agents. The underwriters may sell Offered Securities to or through dealers, who may also receive compensation from purchasers of the Offered Securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the Offered Securities by them may be treated as underwriting discounts and commissions under the Act.

    We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

    If so indicated in the prospectus supplement relating to a particular series or issue of Offered Securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such Offered Securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

                                 LEGAL OPINIONS

    The validity of the Securities will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and for any underwriters, dealers or agents by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                     [logo]

                              U.S. $1,450,000,000

                                DEERE & COMPANY

                               MEDIUM-TERM NOTES,
                                    SERIES C

                              -------------------

                             PROSPECTUS SUPPLEMENT
                              -------------------

                              MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the registration fee.

S.E.C. registration fee...........................................  $ 278,000
Printing and engraving............................................    100,000
Legal fees and expenses...........................................    120,000
Fees of accountants...............................................     60,000
Fees of trustee...................................................     20,000
Blue sky fees and expenses........................................      5,000
Rating agency fees................................................    230,000
Miscellaneous.....................................................      5,000
                                                                    ---------
    Total.........................................................  $ 818,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware authorizes the registrant to indemnify its directors and officers under specified circumstances. Article seventh of the restated certificate of incorporation of the registrant provides in effect that the registrant shall provide certain indemnification to such persons.

    The registrant has contracts of indemnification with its directors and officers providing that they shall be indemnified to the fullest extent permitted by law. The contracts also provide: (1) that, in the event of a change in control, determinations concerning indemnification shall thereafter be made by independent counsel, instead of the board of directors; (2) that, if indemnification is not available, in whole or in part, contribution shall be paid by the registrant in a proportion based upon the relative benefits to, and relative fault of, the registrant and the director or officer in the action or inaction, and other equitable considerations; and (3) that any legal action, brought by or on behalf of the registrant against any director or officer party to such contract, shall be brought within the shorter of two years from the date of accrual of such cause of action or the applicable period of limitations for such cause of action.

    The directors and officers of the registrant are insured, under policies of insurance maintained by the registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    Section 8 of the distribution agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of each agent and its controlling persons by the registrant, against certain liabilities. Similar provisions are contained in agreements entered into between the registrant and groups of agents on past occasions.

ITEM 16.  LIST OF EXHIBITS.

    The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on form S-3 or form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and for the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 EXHIBIT INDEX

  EXHIBIT
-----------
       1.1   Proposed form of distribution agreement
       1.2   Proposed form of terms agreement and underwriting agreement basic provisions for Debt Securities (Exhibit
             1.1 to registration statement on Form S-3 no. 33-54149*)
       4.1   Senior indenture between the registrant and The Chase Manhattan Bank (successor by merger to The Chase
             Manhattan Bank (National Association))
       4.2   Proposed form of senior fixed rate medium-term note
       4.3   Proposed form of senior fixed rate indexed medium-term note
       4.4   Proposed form of senior floating rate medium-term note
       4.5   Proposed form of senior floating rate indexed medium-term note
       4.6   Proposed form of fixed rate redeemable or non-redeemable senior security (Exhibit 4.2 to registration statement on Form S-3 no. 33-54149*)
       4.7   Proposed form of subordinated indenture between the registrant and The Bank of New York
       4.8   Proposed form of subordinated fixed rate medium-term note
       4.9   Proposed form of subordinated floating rate medium-term note
       4.10  Proposed form of fixed rate redeemable or non-redeemable subordinated security (Exhibit 4.4 to registration statement on Form S-3 no. 33-54149*)
       4.11  Proposed form of debt warrant agreement (Exhibit 4.12 to registration statement on Form S-3 no.
             33-54149*)
       5     Opinion of Shearman & Sterling
       8     Opinion of Shearman & Sterling with respect to tax matters
      12     Deere & Company and Consolidated Subsidiaries computation of ratio of earnings before fixed charges to fixed charges (Exhibit 12 to Form 10-K for the fiscal year ended October 31, 1998*)
      23.1   Consent of Deloitte & Touche LLP
      23.2   Consent of Shearman & Sterling (included in their opinion filed as Exhibit 5)
      23.3   Consent of Shearman & Sterling (included in their opinion filed as Exhibit 8)
      24     Power of Attorney (included on signature page)
      25.1   Statement of eligibility of The Chase Manhattan Bank under the Trust Indenture Act of 1939 on Form T-1
      25.2   Statement of eligibility of The Bank of New York under the Trust Indenture Act of 1939 on Form T-1

------------------------

*Incorporated by reference.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rock Island, State of Illinois, on March 3, 1999.

                                DEERE & COMPANY

                                By:             /s/ HANS W. BECHERER
                                     -----------------------------------------
                                                  HANS W. BECHERER
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    Each person signing below also hereby appoints Hans W. Becherer and Nathan
J. Jones, and each of them singly, his or her lawful attorney-in-fact with full power to execute and file any amendments to the registration statement, and generally to do all such things, as such attorney-in-fact may deem appropriate to enable Deere & Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, Director and
     /s/ HANS W. BECHERER         Chief Executive Officer
------------------------------    (principal executive
       HANS W. BECHERER           officer)
      /s/ JOHN R. BLOCK
------------------------------  Director                       March 3, 1999
        JOHN R. BLOCK
    /s/ LEONARD A. HADLEY
------------------------------  Director
      LEONARD A. HADLEY
   /s/ REGINA E. HERZLINGER
------------------------------  Director
     REGINA E. HERZLINGER
    /s/ SAMUEL C. JOHNSON
------------------------------  Director
      SAMUEL C. JOHNSON
                                Senior Vice President,
     /s/ NATHAN J. JONES          Principal Financial
------------------------------    Officer and Principal
       NATHAN J. JONES            Accounting Officer
     /s/ ARTHUR L. KELLY
------------------------------  Director
       ARTHUR L. KELLY
    /s/ ANTONIO MADERO B.
------------------------------  Director
      ANTONIO MADERO B.
   /s/ WILLIAM A. SCHREYER
------------------------------  Director
     WILLIAM A. SCHREYER
     /s/ JOHN R. STAFFORD
------------------------------  Director
       JOHN R. STAFFORD
      /s/ JOHN R. WALTER
------------------------------  Director
        JOHN R. WALTER
     /s/ ARNOLD R. WEBER
------------------------------  Director
       ARNOLD R. WEBER